SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D
                 Under the Securities Exchange Act of 1934
                             (Amendment No. 6)

                     First Union Real Estate Equity and
                            Mortgage Investments
                              (Name of Issuer)


                       Shares of Beneficial Interest
                       -----------------------------
                        (Title of Class of Security)


                                337 400 105
                               --------------
                               (CUSIP Number)


                             William A. Scully
                   c/o Apollo Real Estate Advisors, L.P.
                        1301 Avenue of the Americas
                          New York, New York 10019
                         Telephone: (212) 261-4000
             -------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                              With a copy to:

                           Patrick J. Foye, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                             New York, NY 10022
                         Telephone: (212) 735-2274


                               March 26, 1998
          -------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


            If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or
(4), check the following box: [ ]

            Check the following box if a fee is being paid with the
statement:  [   ]




                                SCHEDULE 13D

CUSIP NO.
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        APOLLO REAL ESTATE INVESTMENT FUND II, L.P.
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                  (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     SOURCE OF FUNDS
      AF
----------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                     |_|

----------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
----------------------------------------------------------------------------
                              7     SOLE VOTING POWER
                                    0
      NUMBER OF               ----------------------------------------------
       SHARES                 8     SHARED VOTING POWER
    BENEFICIALLY                    2,135,987
      OWNED BY                ----------------------------------------------
        EACH                  9     SOLE DISPOSITIVE POWER
      REPORTING                     0
       PERSON                 ----------------------------------------------
        WITH                  10    SHARED DISPOSITIVE POWER
                                    2,135,987
----------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,135,987
----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                 |_|

----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.6%
----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
----------------------------------------------------------------------------



                                SCHEDULE 13D

CUSIP NO.
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        APOLLO REAL ESTATE ADVISORS II, L.P.
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                  (b) |_|
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     SOURCE OF FUNDS
      WC, OO
----------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                          |_|

----------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
----------------------------------------------------------------------------
                             7     SOLE VOTING POWER
                                   0
      NUMBER OF              -----------------------------------------------
       SHARES                8     SHARED VOTING POWER
    BENEFICIALLY                   2,135,987
      OWNED BY               -----------------------------------------------
        EACH                 9     SOLE DISPOSITIVE POWER
      REPORTING                     0
       PERSON                -----------------------------------------------
        WITH                 10    SHARED DISPOSITIVE POWER
                                   2,135,987
----------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,135,987
----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                 |_|

----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.6%
----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
----------------------------------------------------------------------------




            This Amendment No. 6 amends and supplements the following Items of the Schedule 13D (the "Schedule 13D") of Apollo Real Estate Investment Fund II, L.P. and Apollo Real Estate Advisors II, L.P. originally filed on January 6, 1997 with the Securities and Exchange Commission with respect to the Shares of Beneficial Interest (the "Shares") of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("First Union"). Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.

            Item 4 is hereby amended by adding the following:

Item 4      Purpose of the Transaction.

            At the request of the Board of Trustees of First Union (the "Board"), on March 26, 1998, representatives of the Reporting Person and its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, met with the Board at First Union's corporate headquarters and discussed, among other things, the Reporting Persons' concerns with respect to the operations of First Union and senior management of First Union. Such discussions also included the status of the Company's negotiations with Gotham Partners, L.P. relating to issues raised in their pending litigation and the possibility of the Board appointing a representative of the Reporting Person to the Board.



                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   March 30, 1998


                         APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

                         By:   Apollo Real Estate Advisors II, L.P.
                               Managing Member


                         By: Apollo Real Estate Capital Advisors II, Inc. General Partner


                               By:  /s/ Michael D. Weiner
                                  ------------------------------------------
                                  Name:  Michael D. Weiner
                                  Title: Vice President,
                                         Apollo Real Estate Capital
                                           Advisors II, Inc.


                         APOLLO REAL ESTATE ADVISORS II, L.P.

                         By: Apollo Real Estate Capital Advisors II, Inc. General Partner


                               By: /s/ Michael D. Weiner
                                  ------------------------------------------
                                  Name:  Michael D. Weiner
                                  Title: Vice President,
                                         Apollo Real Estate Capital
                                           Advisors II, Inc.